Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

925-288-6138

Cerus Corporation Reports Third Quarter 2014 Results

CONCORD, CA, November 4, 2014 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter and nine months ended September 30, 2014.

“We saw increasing activity in the United States this quarter, as we initiated Expanded Access IDEs to provide INTERCEPT in response to the ongoing outbreaks of chikungunya, dengue and Ebola, as well as continuing to work with FDA on the reviews of our plasma and platelet PMAs,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Our $10.4 million in third quarter revenue is consistent with our expectation that sales growth would begin to accelerate as we completed certain distributor transitions. However, we have seen the Euro weaken against the US dollar which we expect will continue through the end of the year and have a negative impact on our Q4 and full-year 2014 revenue. Accordingly we are adjusting our 2014 revenue guidance to $36 million to $38 million from $38 million to $40 million.”

Revenue

Revenue for the third quarter of 2014 was $10.4 million, relatively flat when compared to the $10.5 million reported during third quarter of 2013. Revenue for the first nine months of 2014 was $26.8 million, and represented a 12% decrease from the same period in 2013. Decreased year-to-date revenue for 2014 relative to 2013 was a result of strategic changes taken and implemented during the first nine months of 2014 in certain historical distributor geographies. The annualized effect of these strategic changes is incorporated into the Company’s annual 2014 revenue guidance.

Gross Margins

Gross margins for the third quarter of 2014 were 45%, compared to 35% for the third quarter of 2013. Gross margins during the first nine months of 2014 were 46%, compared to 42% during the same period in 2013. Gross margins for the first nine months of 2014 reflect product costs under the Company’s amended manufacturing agreement with Fresenius-Kabi AG, which is expected to continue to assist with stabilizing gross margins for the remainder of 2014.

Operating Expenses

Total operating expenses were $16.0 million and $43.8 million for the three and nine months ended September 30, 2014, respectively, compared to $12.1 million and $33.3 million for the three and nine months ended September 30, 2013, respectively. The increase in operating expenses was related to regulatory and development costs incurred in connection with the support of the PMA submissions for both the INTERCEPT platelet and plasma products, selling, general and administrative expenses incurred in anticipation of a potential U.S. launch of the INTERCEPT System and increased costs associated with red blood cell clinical trials, both in Europe and the U.S.

Operating and Net Loss

Operating losses during the third quarter of 2014 were $11.4 million, compared to $8.4 million during the third quarter of 2013, and $31.6 million compared to $20.5 million for the nine months ended September 30, 2014 and 2013, respectively. The lower revenues and increased operating expenses realized during the three and nine months ended September 30, 2014 relative to the same periods in 2013 were the primary drivers for the higher operating losses.

Net loss for the third quarter of 2014 was $10.8 million, or $0.15 per diluted share, compared to a net loss of $20.5 million, or $0.29 per diluted share, for the third quarter of 2013. Net loss for the first nine months of 2014 was $18.6 million, or $0.43 per diluted share, compared to a net loss of $37.5 million, or $0.56 per share, for the same period of 2013. Net losses were impacted by the mark-to-market adjustments of the Company’s outstanding warrants to fair value. These adjustments resulted in non-cash gains of $1.7 million during the third quarter of 2014, compared to non-cash charges of $12.4 million during the third quarter of 2013, and non-cash gains of $14.3 million compared to non-cash charges of $16.8 million during the nine months ended September 30, 2014 and 2013, respectively.

Cash, Cash Equivalents and Short-Term Investments

At September 30, 2014, the Company had cash, cash equivalents and short-term investments of $47.6 million compared to $57.7 million at December 31, 2013 and $49.7 million at June 30, 2014. The cash, cash equivalents and short-term investments balance at September 30, 2014, included proceeds received from the August 2014, exercise of the Company’s warrants issued in 2009. At September 30, 2014, the Company had total indebtedness of $10 million. The Company also has potential borrowing availability of up to $20 million in term loans under its loan agreement with Oxford Finance, subject to the Company receiving FDA approval of the INTERCEPT platelet or plasma products, $10 million of which is also conditioned upon the Company achieving consolidated trailing six months’ revenue at a specified level.

Recent Highlights

•	Signed agreement with Kawasumi Laboratories to develop an INTERCEPT platelet kit designed for use in Japan

•	U.S. FDA accepted IDE submission by Cerus to conduct a study using INTERCEPT to treat donations in areas of the United States of America that are currently experiencing outbreaks of the chikungunya and dengue blood viruses

•	American Red Cross commits to participate in Cerus’ proposed IDE study to address chikungunya and dengue blood safety risks and to deploy the INTERCEPT system in Puerto Rico to restart platelet collections

•	Submitted compassionate use IDE supplement to U.S. FDA for INTERCEPT Blood System treatment of Ebola convalescent plasma

•	Entered into distribution agreement with Biomedica Foscama Group S.p.A. for the distribution of the INTERCEPT Blood System in Italy

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 13520188. The replay will be available approximately three hours after the call through November 13, 2014.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2014 revenue guidance and future sales growth, the anticipated impact resulting from strategic changes to Cerus’ distributor relationships, including Cerus’ expectation that these changes will result in resumed revenue growth, the potential approvals by the FDA of the PMA applications for the INTERCEPT Blood System for plasma and platelets, the potential commercial launch in the U.S. of the INTERCEPT Blood System for plasma and platelets, the expected financial and other impacts from Cerus’ amended agreement with its manufacturer of disposable kits, the proposed studies of INTERCEPT for the treatment of chikungunya, dengue and Ebola viruses under Cerus’ approved and proposed IDEs, and the availability and funding of the two remaining $10 million tranches of term loans available under Cerus’ loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may otherwise not resume revenue growth in future periods; the uncertain and time-consuming development and regulatory process, including the risks that Cerus (a) may encounter difficulties answering or remediating any deficiency letters issued by the FDA in connection with its review of Cerus’ PMA applications for the INTERCEPT Blood System for plasma and platelets, which would delay any FDA approval decision, or that Cerus’ PMA submissions might not be approved by the FDA in a timely manner or at all, (b) may be unable to obtain approval by the FDA for its proposed compassionate use IDE for INTERCEPT treatment of Ebola convalescent plasma and (c) may be unable to successfully plan, enroll and complete the proposed studies under its accepted and proposed IDEs in a timely manner or at all; the ability of INTERCEPT to effectively inactivate the chikungunya, dengue and Ebola viruses, including the risk Cerus has no clinical or commercial data on the efficacy of INTERCEPT to inactivate the Ebola virus; that blood centers may be unwilling to comply with the clinical study protocol requirements necessary to use INTERCEPT under Cerus’ approved and proposed IDEs; adverse market and economic conditions, including adverse fluctuations in foreign exchange rates; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain; risks associated with the satisfaction of the conditions to the funding of the two remaining $10 million tranches of term loans available under Cerus’ loan agreement with Oxford Finance and Cerus’ ability to maintain (and otherwise comply with the covenants in) such loan agreement; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the six months ended June 30, 2014, filed with the SEC on August 8, 2014. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Revenue	$10,362	$10,542	$26,829	$30,425
Cost of revenue	5,689	6,826	14,598	17,663

Gross profit on revenue	4,673	3,716	12,231	12,762
Operating expenses:
Research and development	7,250	4,363	16,614	10,569
Selling, general and administrative	8,724	7,728	27,040	22,535
Amortization of intangible assets	50	50	151	151

Total operating expenses	16,024	12,141	43,805	33,255

Loss from operations	(11,351)	(8,425)	(31,574)	(20,493)
Non-operating income (expense), net	600	(12,016)	13,091	(16,819)

Loss from operations before income taxes	(10,751)	(20,441)	(18,483)	(37,312)
Provision for income taxes	8	60	90	165

Net loss	$(10,759)	$(20,501)	$(18,573)	$(37,477)

Net loss per share:
Basic	$(0.14)	$(0.29)	$(0.25)	$(0.56)
Diluted	$(0.15)	$(0.29)	$(0.43)	$(0.56)
Weighted average shares outstanding used for computing net loss per share:
Basic	75,194	69,791	73,407	66,464
Diluted	75,754	69,791	74,532	66,464

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
Cash & cash equivalents	$22,343	$29,485
Short-term investments	25,231	28,191
Accounts receivable and other current assets	11,575	7,415
Inventories	13,503	13,063
Property and equipment, net	3,882	2,189
Goodwill and intangible assets	2,509	2,660
Other assets	352	378

Total assets	$79,395	$83,381

Accounts payable and accrued liabilities	$16,662	$15,487
Deferred revenue	560	181
Debt - current	—	3,366
Warrant liability	3,931	20,390
Debt - non-current	9,860	—
Other non-current liabilities	1,106	1,162

Total liabilities	32,119	40,586
Stockholders’ equity	47,276	42,795

Total liabilities and stockholders’ equity	$79,395	$83,381